EXHIBIT 10(bt)


                            TERMINATION AGREEMENT
                            ---------------------

      This Termination Agreement (the "Agreement") is made and entered into as of December 30, 2002, by and between HALLMARK FINANCIAL SERVICES, INC., a Texas corporation (the "Company"), and LINDA H. SLEEPER, an individual ("Sleeper").

                                  Recitals:

      A. Sleeper has been employed by the Company pursuant to an Executive Compensation Agreement dated August 24, 1994, which Executive Compensation Agreement has been amended by a First Executive Compensation Agreement
 Amendment dated August 24, 1995, a Second Amendment to Executive Compensation Agreement dated November 30, 1995, letter agreements dated December 29, 1998, and December 14, 1999, and a Third Amendment to Executive Compensation Agreement dated November 15, 2000 (as amended, the "Employment Agreement").

      B. The Employment Agreement expires by its terms on December 31, 2002, and the Board of Directors of the Company has determined not to renew or extend the Employment Agreement.

      C. In order to provide a smooth transition of responsibilities, the Company and Sleeper desire to enter into certain agreements regarding Sleeper's post-employment services to the Company, defining certain employment benefits and confirming certain covenants.

                            Agreement:

      NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Sleeper hereby agree as follows:

      1. Termination of Employment. The Company and Sleeper acknowledge and agree that Sleeper's employment with the Company will terminate without further action by either party as of December 31, 2002. The Company will pay to Sleeper her accrued compensation through December 31, 2002, and reimburse Sleeper for ordinary and necessary business expenses incurred on behalf of the Company in the course of her duties through December 31, 2002, in accordance with Company's customary practice. Sleeper may retain the laptop computer presently provided to her by the Company, provided that a representative of the Company designated by the Chief Executive Officer is permitted to confirm that no proprietary or confidential information of the Company is stored on such computer.

      2. Consulting Services. Sleeper shall serve as an independent contractor to provide consulting services to the Company as reasonably requested by the Chief Executive Officer or his designee for a period commencing January 1, 2003, and continuing through the earlier of (a)
 Sleeper's commencement of other employment, or (b) June 30, 2003 (the "Consulting Period"). During the Consulting Period, Sleeper shall not be required to maintain any designated working hours or working days, but shall be reasonably available to respond to telephone inquiries from the Chief Executive Officer of the Company.

      3. Remuneration and Benefits. During the Consulting Period, Sleeper shall receive as her sole remuneration the sum of $8,750.00 per month payable in equal bi-monthly installments due on the 1st and 15th day of each calendar month. During the Consulting Period, the Company shall pay the premiums to permit Sleeper to continue her health insurance under The Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). Sleeper shall not participate in any other benefit programs of the Company during the Consulting Period, other than as expressly provided in the Company's stock option and 401(k) plans.

      4. Complete Satisfaction. The compensation, reimbursement, remuneration and benefits provided to Sleeper by the Company pursuant to Sections 1 and 3 above shall be in full and complete satisfaction of any and all amounts otherwise payable to Sleeper in connection with or as a consequence of her employment with the Company or the termination thereof, her post-employment consulting services to the Company and her other covenants and agreements contained herein. Sleeper acknowledges and agrees that, subsequent to the Consulting Period, she will not be entitled to any further remuneration or benefits from the Company. Sleeper further acknowledges and agrees that the benefits provided to her pursuant to this Agreement exceed the benefits to which she would otherwise be entitled under normal Company policy.

      5. Board Membership. Sleeper may remain a member of the Board of Directors of the Company until the next annual meeting of shareholders of the Company. Sleeper acknowledges and agrees that she will not stand for re-election at the next annual meeting of shareholders of the Company.

      6. Press Release. The Company and Sleeper will in good faith attempt to compose a mutually agreeable press release announcing the Company's management changes and providing a positive characterization of Sleeper's contributions to the Company. In the event the parties cannot timely agree on the form of the press release, the Company may issue such press release as it deems prudent to comply with applicable securities laws.

      7. Confidentiality. In addition to any other agreements with or duties to the Company, Sleeper agrees that she will not, at any time, without the express written consent of the Chief Executive Officer of the Company, publish, disclose or divulge to any person, firm or corporation, or use, directly or indirectly, for her own benefit or the benefit of any such person, firm or corporation other than the Company, any confidential information of the Company, its subsidiaries and/or its affiliates. Sleeper acknowledges and agrees that, in the event of her violation of this covenant of confidentiality, the Company will suffer irreparable injury and, therefore, shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation. Such rights and remedies of the Company shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled including, but not limited to, damages suffered by the Company.

      8. Early Termination of Non-Compete. The Company agrees that the covenant against competition contained in Paragraph 6 of that certain Key Employee Stock Option Agreement between the Company and Sleeper dated November 23, 1993, shall cease to be of any further force and effect at such time as Sleeper is no longer a member of the Board of Directors of the Company.

      9. Release. Sleeper hereby releases, acquits and forever discharges the Company, its affiliates, subsidiaries and parents, and their respective shareholders, directors, officers, employees, attorneys, agents, successors, and assigns from any and all claims, obligations, liabilities, demands, actions, and causes of action of any kind or character whatsoever, known or unknown, foreseen or unforeseen, arising as a result of or in connection with her employment by the Company or the termination thereof, including, but not limited to, any such claims, obligations, liabilities, demands, actions, or causes of action arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended by the Older Workers' Benefit Protection Act), the Americans With Disabilities Act, or any other federal or state employment statutes or relating to any benefit plans of the Company.

      10. Entire Agreement. This Agreement contains the entire agreement between the Company and Sleeper and supersedes any and all prior agreements with respect to the subject matter hereof. This Agreement may not be amended, changed or modified except by written instrument executed by the parties hereto. Nothing contained in this Agreement shall abrogate the rights of the parties under that certain Indemnification Agreement between the Company and Sleeper dated July 23, 2002, which Indemnification Agreement shall remain in full force and effect.

      9. Non-Waiver. The failure by the Company or Sleeper to complain of any act or omission on the part of the other, no matter how long the same may continue, shall not be deemed to be a waiver by the Company or Sleeper of any of their respective rights under this Agreement. The waiver by the Company or Sleeper of any breach of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.

      10. Severability. In the event that any provision of this Agreement shall prove to be illegal, invalid, void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement, which shall remain binding on the parties hereto. In the event that any of the terms or provisions of this Agreement shall be held to be illegal, invalid, void or unenforceable solely by virtue of the fact that such term or provision exceeds the permissible bounds of applicable law with respect to its scope or duration, the parties request that any court examining such issue employ great latitude in reforming this Agreement so as to make this Agreement, as reformed, valid, binding and enforceable.

      11. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

      12.  Company Defined.   Any reference  to Company  herein includes  the
 Company and its affiliates, subsidiaries, and parents.

      13. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. This Agreement has been executed and is performable in Dallas, Texas, and any action, suit or proceeding to enforce or construe any of the terms hereof shall be brought in a court of competent jurisdiction in Dallas County, Texas.

      14. Headings. The headings of all paragraphs in this Agreement are inserted for convenience of reference only and shall not affect the construction hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite the respective signatures below, but in all events to be effective as of the date first hereinabove set forth.

                                    HALLMARK FINANCIAL SERVICES, INC.



                               By:
                                    -----------------------------------------
                                    Mark E. Schwarz, Chairman of the Board of
                                    Directors



                                    -----------------------------------------
                                    Linda H. Sleeper